EXHIBIT 99.1

Sekisui House and M.D.C. Holdings Announce Combination to
Create a Top Five Homebuilder in the U.S.

Expands Presence to 15,067 Combined Home Closings Across 16 States

Advances Sekisui House Global Vision to “Make Home the Happiest Place in the World”

M.D.C. Holdings Shareholders to Receive $63.00 Per Share in All-Cash Transaction Valued at $4.9 Billion

19% Premium to January 17, 2024 Closing Stock Price and 41% Premium to 90-Day VWAP

OSAKA and DENVER, Jan. 18, 2024 – Sekisui House, Ltd. (“Sekisui House”) (TSE:1928), a top-tier house manufacturer in Japan having delivered over 2.62 million homes worldwide since its establishment, and M.D.C. Holdings, Inc. (“MDC”) (NYSE: MDC), one of the leading homebuilders in the U.S. delivering high-quality homes over the past 50 years, announced today a definitive agreement pursuant to which a wholly-owned subsidiary of Sekisui House will acquire MDC in an all-cash transaction with an equity value of US$4.9 billion (approximately JPY 688 billion at a JPY:USD conversion rate of 140:1). Subject to and in accordance with the terms and conditions of the agreement, MDC shareholders will receive US$63.00 per share in cash, which represents an approximately 19% premium to MDC’s closing stock price on January 17, 2024, the last trading day prior to announcing the transaction, and an approximately 41% premium to MDC’s 90-day volume-weighted average trading price.

By leveraging Sekisui House technologies and cutting-edge building practices cultivated in Japan, MDC expects to deliver higher quality houses that enhance its position in the key states in which it operates. Through the transaction, MDC will accelerate Sekisui House’s Global Vision to “make home the happiest place in the world” by joining the Sekisui House family of brands that includes Woodside Homes, Holt Homes, Chesmar Homes and Hubble Homes. Upon closing, Sekisui House will become the fifth largest housebuilder in the U.S. (based on the number of houses closed in 2022), helping Sekisui House to achieve its target of supplying 10,000 homes outside of Japan by FY2025, sooner than anticipated.

Yoshihiro Nakai, Representative Director of the Board President, Executive Officer and CEO of Sekisui House, stated, “This exciting acquisition of MDC represents a significant advancement of the Sekisui House strategy to expand our U.S. presence and bring the value of our technology, innovation and philosophies to U.S. homebuilding and ultimately to our customers. It will also allow us to achieve our goal of supplying 10,000 homes outside of Japan by FY2025, ahead of our initial expectations. This transaction directly aligns with our stated strategy for growth in North America and will create a more resilient portfolio for Sekisui House.”

Toru Tsuji, CEO of SH Residential Holdings, LLC and Executive Officer of Sekisui House, stated, “Demand for quality homes in the U.S. market remains high and MDC will expand our ability to serve customers in key U.S. states that are poised for continued growth. Through our Global Vision to ‘make home the happiest place in the world,’ we are leveraging Sekisui House technologies to increase the opportunity for customers in the U.S. to purchase quality, environmentally sound homes that they can cherish forever. We look forward to welcoming MDC’s management and employees to the Sekisui House team who will be integral to our continued growth and success.”

Larry Mizel, Founder & Executive Chairman of MDC, stated, “Over the past half-century, our unwavering commitment to excellence has been the cornerstone of our success, benefiting customers, employees, business partners and shareholders. In our remarkable journey, marked by the construction of over 240,000 homes, we've emerged as a top 10 homebuilder in the United States. Our ability to navigate through varying housing market cycles while maintaining business resilience speaks to our strategic prowess, and has led not only to the creation of significant shareholder value, but also to an industry-leading dividend yield for our shareholders. Our strategic decision to merge with Sekisui House is a testament to our focus on maximizing shareholder value and delivering significant cash proceeds for our shareholders. Sekisui House's technology and processes are well-regarded, and we look forward to partnering with a company that shares our belief in delivering customers with high-quality homes and a streamlined, comprehensive homebuying experience.”

David Mandarich, President, CEO and Director of MDC, stated, “MDC, through our Richmond American Homes brand, has been trusted by customers for decades. As part of Sekisui House’s U.S. family of brands, we expect new opportunities for growth across our footprint for our team members and within our customer offering. We thank all of our team members across the organization for their hard work that made this transaction possible and will position the combined company as a leading homebuilder. Sekisui House and its brands are well respected with a reputation for quality, and we look forward to becoming an important part of the portfolio.”

Significant Benefits of the Acquisition

•	Creates the fifth largest homebuilder in the U.S. to deliver on growing demand for single-family homes. Demand in the U.S. for new homes is expected to continue to grow as its population grows. Sekisui House will bring to MDC a fully integrated value chain of insights, design, manufacturing, marketing, sales and after-sales services to support efficiency and enhance the homebuyer experience. MDC will help Sekisui House meet growing U.S. housing needs with enhanced capacity to deliver single-family houses and support customers’ increasingly diversified demands – from breaking ground to choosing the specification and finishes in their new homes.

•	Strengthens relationships with trade partners by expanding Sekisui House technologies cultivated in Japan throughout the U.S. Sekisui House has advanced technology cultivated through its operations in Japan, while MDC has a strong track record of providing high-quality homes for more than 50 years in the U.S. Sekisui House will transfer its technology and innovation, including zero-emission homebuilding processes, to expand its offering of high quality, ESG-conscious products and lifestyle packages to MDC customers at a time when demand for such products is growing. Over time, the transaction is expected to provide new opportunities for economic growth and job creation in the U.S.

•	Advances Sekisui House’s global vision to “make home the happiest place in the world.” Sekisui House aims to create homes and communities that last for generations and is currently working to solve social issues through the integration of technologies, lifestyle design and services with a focus on health, connectedness and learning as it advances R&D into new technologies with a focus on the residential domain. Through the acquisition of MDC, Sekisui House will aim to achieve its global vision through providing superior quality homes that ensure comfort, security and peace of mind for customers across the U.S.

•	Significant contribution to shareholder value creation for Sekisui House shareholders. Through the transaction, Sekisui House is expected to be poised for long-term growth potential and profitability. Sekisui House expects to realize savings through the transaction primarily through combined procurement and supply chain to deliver enhanced value for Sekisui House’s shareholders.

•	Provides new opportunities for MDC’s employees and other stakeholders as part of Sekisui House global portfolio. As part of Sekisui House, MDC will have access to the advantage of a financially strong parent company to support its growth. MDC’s employees and other stakeholders are expected to benefit from this relationship through access to Sekisui House’s extensive offering, capabilities and resources, as well as by becoming an essential part of the service of customers and engagement with communities that drive Sekisui House’s continued success.

Transaction Overview

Subject to and in accordance with the terms and conditions of the merger agreement, which was unanimously approved by the Boards of Directors of both Sekisui House and MDC, a wholly-owned subsidiary of Sekisui House will acquire all outstanding shares of MDC for a price per share of US$ 63.00 in cash. Closing of the acquisition is expected in the first half of 2024, subject to certain conditions, including approval of the merger by MDC’s stockholders, regulatory approvals and other customary conditions. The transaction is not subject to a financing condition.

Larry Mizel and David Mandarich and certain of their respective affiliates and estate planning vehicles, who beneficially own approximately 21.2% of MDC’s shares, have entered into an agreement, among other things, to vote in favor of the transaction subject to and in accordance with the terms and conditions set forth therein.

Advisors

Moelis & Company LLC and Mitsubishi UFJ Morgan Stanley Securities are acting as financial advisors to Sekisui House. Hearthstone, Inc. is acting as real estate advisor to Sekisui House. Morrison Foerster LLP is acting as a legal advisor to Sekisui House.

Vestra Advisors, LLC is acting as exclusive financial advisor to MDC and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as MDC’s legal advisor. Brownstein Hyatt Farber Schreck, LLP is also assisting MDC as a legal advisor.

About Sekisui House

Sekisui House is a top-tier house manufacturer in Japan, engaging in custom detached houses, rental housing, architectural/civil engineering, remodeling, real estate management, houses for sale, condominiums, urban redevelopment and overseas business, with a global vision to “make home the happiest place in the world”. Having delivered 2,622,745 homes worldwide since its establishment (as of January 31, 2023), Sekisui House has footprints in Japan, the U.S., Australia,

Singapore, the U.K. and China. Sekisui House also aims to contribute to solving environmental and social issues as a leading company in ESG management through providing homes.

About M.D.C. Holdings

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have helped more than 240,000 homebuyers achieve the American Dream since 1977. One of the largest homebuilders in the nation, MDC is committed to quality and value that is reflected in each home its subsidiaries build. The Richmond American companies have operations in Alabama, Arizona, California, Colorado, Florida, Idaho, Maryland, Nevada, New Mexico, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia and Washington. Mortgage lending, insurance and title services are offered by the following MDC subsidiaries, respectively: HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company. M.D.C. Holdings, Inc. stock is traded on the New York Stock Exchange under the symbol "MDC."

Forward-Looking Statements

This communication includes certain disclosures which contain “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the proposed transaction, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction, as well as the operations of MDC’s business following the completion of the proposed transaction. These forward-looking statements may be identified by terminology such as “likely,” “predicts,” “continue,” “anticipates,” “believes,” “confident,” “could,” “estimates,” “expects,” “intends,” “target,” “potential,” “may,” “will,” “might,” “plans,” “path,” “should,” “approximately,” “our planning assumptions,” “forecast,” “outlook” or the negative of such terms and other comparable terminology. These forward-looking statements, including statements regarding the proposed transaction, are based largely on information currently available and management's current expectations and assumptions, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements contained in this communication are reasonable, we cannot guarantee future results. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors, risks and uncertainties and other factors that may cause actual results to differ materially from such plans, estimates or expectations include but are not limited to: (i) the completion of the proposed transaction on the anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the proposed transaction; (ii) potential litigation relating to the proposed transaction that could be instituted against MDC or its directors, managers or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the proposed transaction will harm MDC’s business, including current plans and operations, including during the pendency of the proposed transaction; (iv) the ability of MDC to retain and hire key personnel; (v) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (vii) legislative, regulatory and economic developments; (viii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect MDC’s financial performance; (ix) certain restrictions during the pendency of the proposed transaction that may impact MDC’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xi) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xii) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring MDC to pay a termination fee; (xiii) those risks and uncertainties set forth under the headings “Forward Looking Statements” and “Risk Factors” in MDC’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by MDC with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and (xiv) those risks that will be described in the proxy statement that will be filed with the SEC and available from the sources indicated below.

These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the proposed transaction. There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. MDC undertakes no duty to update publicly any forward-looking statements except as required by law, whether as a result of new information, future events or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect MDC.

Risks related to Sekisui House’s forward-looking statements include, but are not limited to, the possibility of incurring significant expenses for remediation or administrative sanctions in the event of violation of laws and regulations; the possibility of occurring serious quality problems due to unexpected human errors or other factors; computer viruses and advanced cyberattacks which could allow personal information and confidential information to leak or be tampered with, or cause system shutdowns; the possibility of failing to take sufficient steps to address human rights-related issues; risks arising from climate change; the possibility of employees’ health problems and extended leaves of absence resulting from long working hours; the risk of occurrence of occupational accidents; declines in Sekisui House’s hiring competitiveness or serious outflows of human resources via resignation; changes in the housing market environment; the possibility of changes in asset value due to declining market conditions or fluctuations in foreign exchange rates; the possibility of increases in fundraising costs due to events as major fluctuations in market interest rates, turmoil in financial markets or a significant downgrading of Sekisui House’s credit ratings by rating agencies;

disruptions to material supply chains due to major natural disasters or social unrest, or surges in raw materials and energy prices around the world; changes in base rates for the calculation of retirement benefit liabilities, or a large deviation of estimates calculated based on expected return rates from the result; and the possibility of delay in addressing largescale natural disasters or pandemic due to lack of clear business continuity plan. All information in this communication is as of the date above. Neither MDC nor Sekisui House undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in MDC’s or Sekisui House’s expectations whether as a result of new information, future events or otherwise, except as required by law.

Important Information for Investors and Stockholders

This communication is being made in connection with the proposed transaction involving MDC, Sekisui House and the other parties to the Merger Agreement. In connection with the proposed transaction, MDC plans to file a proxy statement and certain other documents regarding the proposed transaction with the SEC. The definitive proxy statement (if and when available) will be mailed to stockholders of MDC. This communication is not a substitute for the proxy statement or any other document that MDC may file with the SEC or send to its stockholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT THAT WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders will be able to obtain, free of charge, copies of such documents filed by MDC when filed with the SEC in connection with the proposed transaction at the SEC’s website (http://www.sec.gov). In addition, MDC’s stockholders will be able to obtain, free of charge, copies of such documents filed by MDC at MDC’s website (https://ir.richmondamerican.com/sec-filings). Alternatively, these documents, when available, can be obtained free of charge from MDC upon written request to MDC at 4350 South Monaco Street, Suite 500, Denver, CO 80237.

Participants in the Solicitation

MDC and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from stockholders of MDC in connection with the proposed transaction. Information about MDC’s directors and executive officers is set forth in MDC’s proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 1, 2023. These documents are available free of charge at the SEC’s web site at www.sec.gov and from MDC’s website (https://ir.richmondamerican.com/sec-filings). Additional information regarding the identity of the participants, and their respective direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction (if and when they become available). You may obtain free copies of these documents using the sources indicated above.

Sekisui House Contact Information

Inquiries from non-US media:

Shinichi Terasawa / Motohiro Okada

Public Relations Office

+81-6-6440-3021

Inquiries from US media:

Nick Lamplough / Ed Hammond / Clayton Erwin

Collected Strategies

+1-212-379-2072

Inquiries from investors:

Hiroyuki Kawabata

Head of Investor Relations Department

info-ir@qz.sekisuihouse.co.jp

MDC Contact Information

Inquiries from investors:

Derek R. Kimmerle

Vice President and Chief Accounting Officer

+1-866-424-3395

IR@mdch.com